Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             -----------------------

                              HRPT PROPERTIES TRUST

             (Exact name of registrant as specified in its charter)
                             -----------------------

           Maryland                                          04-6558834
(State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                      Identification Number)

                                400 Centre Street
                           Newton, Massachusetts 02458
                                 (617) 332-3990
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ---------------------
                           David J. Hegarty, President
                              HRPT Properties Trust
                                400 Centre Street
                           Newton, Massachusetts 02458
                                 (617) 332-3990
              (Name, address, including zip code, telephone number,
                   including area code, of agent for service)
                              ---------------------
                                    Copy to:
                       Alexander A. Notopoulos, Jr., Esq.
                            Sullivan & Worcester LLP
                             One Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 338-2800
                              ---------------------

         Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement as determined by the selling shareholders. All of the shares offered hereby are for the respective accounts of the selling shareholders.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                             -----------------------

                                                   CALCULATION OF REGISTRATION FEE
                                                                                Proposed           Proposed
                                                                                Maximum            Maximum
    Title of Each Class of Securities to be             Amount to            Offering Price        Aggregate           Amount of
                   Registered                         be Registered             Per Unit        Offering Price     Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial Interest, par
value $.01 per share ...........................        1,224,074               $13.50(1)         $16,524,999         $789.72(2)

     (1) Estimated  pursuant to Rule 457(c) solely for purposes of  calculation of the  registration  fee on the basis of the $13.50 average of the high and low sales prices for the Common Shares on the New York Stock Exchange on September 1, 1999.

     (2) Pursuant to Rule 429(a) of the rules and regulations under the Securities Act of 1933, as amended, the Prospectus contained herein also relates to 1,013,650 Common Shares included in the Company's Registration Statement on Form S-3 (File No. 33-62135). The
aggregate amount of the filing fees associated with such securities that was previously paid with such  registration  statement with respect to such Common Shares was $5,243.02.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              Subject to Completion
                 Preliminary prospectus dated September 3, 1999
Prospectus

                                1,224,074 Shares

                              HRPT Properties Trust

                      Common Shares of Beneficial Interest

                             ----------------------

Selling Shareholders

   o The selling shareholders do not have any present intention to sell any shares. This prospectus relates to the reoffer and resale of shares by HRPT Advisors, Inc., a Delaware corporation, Gerard M. Martin and Barry M. Portnoy, the selling shareholders, for their own account. We will not receive any of the proceeds from the reoffering and resale of the shares.

   o Depending upon the selling shareholders' continuing review of their respective investments and various other facts, the selling shareholders may, subject to any applicable securities laws, sell all or any part of the offered shares.

   o We have not filed the registration statement of which this prospectus forms a part because of any present intention of the selling shareholders to sell any of the offered shares. Rather, the selling shareholders intend to pledge all or a part of the offered shares they hold to one or more banks or brokerage houses as collateral for loans to them. In the event of a default under a loan to a selling shareholder which is secured by the pledge of offered shares, the lender will have the right to cause the sale of the offered shares under the registration statement relating to this prospectus.

                             ----------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Our shares are traded on the New York Stock Exchange under the symbol "HRP." On September 1, 1999, the last sale price for the shares on the NYSE was $13.3125.

         Our  principal  place  of  business  is  400  Centre  Street,   Newton,
Massachusetts 02458 and our telephone number is (617) 332-3990.


               The date of this prospectus is _____________, 1999.

                                TABLE OF CONTENTS

                                                                           Page

The Company..............................................................     3

Use of Proceeds..........................................................     3

Selling Shareholders.....................................................     3

Description of Shares....................................................     4

Limitation of Liability; Shareholder Liability...........................     6

Restrictions on Transfer of Shares; Business Combinations
   and Control Share Acquisitions........................................     7

Plan of Distribution.....................................................    12

Legal Matters............................................................    13

Experts..................................................................    13

About This Prospectus....................................................    14

Incorporation of Documents by Reference..................................    14

Where You Can Find More Information......................................    15

Forward Looking Statements...............................................    15

                                   THE COMPANY

         HRPT Properties Trust is a real estate investment trust, a REIT, that acquires, owns and leases office buildings and senior housing properties. As of August 20, 1999, we owned a total of 265 properties located in 36 states and the District of Columbia. References in this prospectus to "we," "us," "our" or "HRPT" mean HRPT Properties Trust and its subsidiaries. We have a total market capitalization of $3.1 billion, including $1.8 billion of equity. We are organized as a Maryland real estate investment trust.

         We recently announced a plan to separate our office properties from our senior housing real estate by spinning off our subsidiary which owns 93 senior housing properties. Under that plan, we would distribute to our shareholders
13.2 million of the 26 million shares of that subsidiary. The spin-off, which is described in more detail in our current reports filed with the SEC which are incorporated into this prospectus by reference, constitutes one alternative transaction that we are considering with respect to financing our senior housing real estate investments. The plan is contingent, and there can be no assurance that we will complete it or that we will separately finance our senior housing properties at all.

                                 USE OF PROCEEDS

         We will receive no proceeds from the sale of the shares offered by the selling shareholders. The selling shareholders will receive all proceeds.

                              SELLING SHAREHOLDERS

         The  selling   shareholders   are  HRPT  Advisors,   Inc.,  a  Delaware
corporation, Gerard M. Martin and Barry M. Portnoy. Prior to the offering of shares described in this prospectus, the selling shareholders owned the following shares:

                                                                     Maximum Number                   Percentage of
                                      Shares Owned                      of Shares                  Outstanding Shares
Selling Shareholder                 Prior to Offering                 Being Offered                 Prior to Offering
-------------------                 -----------------                 -------------                 -----------------
HRPT Advisors, Inc.                   1,134,372(1)                      1,134,372                         0.86%

Gerard M. Martin                        44,851(2)                        44,851                           0.03%

Barry M. Portnoy                        44,851(2)                        44,851                           0.03%

---------------

(1)  HRPT Advisors, Inc. is wholly owned by Messrs. Martin and Portnoy.

(2)  Messrs. Martin and Portnoy each own 44,851 shares directly.  In addition,  solely in its capacity as successor voting trustee of a voting trust  agreement,  Reit Management & Research,  Inc., which is also wholly owned by
     Messrs. Martin and Portnoy and is our investment advisor, exercises voting control over 1,000,000 shares which are owned by AMS  Properties,  Inc.  and are  pledged to us to secure the  obligations  of Mariner  Post-Acute
     Network,  Inc. and its affiliates to us. Reit  Management & Research,  Inc. also  exercises  voting control as proxy over 1,463,366  shares owned by Mr. John F. Chapple,  III. These  additional  2,463,366 shares represent
     1.87% of the outstanding shares.

         The selling shareholders are offering the shares described in this prospectus. From time to time, depending upon the selling shareholders' continuing review of their respective investments and various other facts, the selling shareholders may, subject to any applicable securities laws, sell all or any part of the shares offered by this prospectus. However, we have not filed the registration statement of which this prospectus forms a part because of any present intention of the selling shareholders to sell any of the offered shares. Rather, we filed the registration statement to facilitate the pledge by the selling shareholders of all or a part of the offered shares to one or more banks or brokerage houses as collateral for loans to the selling shareholders. Because we are registering the offered shares to facilitate the pledge of those shares and because this offering is not being underwritten on a firm commitment basis, we cannot give an estimate as to the number or percentage of shares which the selling shareholders will own upon termination of this offering. More information about the possible distribution of the offered shares is given in "Plan of Distribution" below.

         Until January 1, 1998, HRPT Advisors, Inc. acted as our investment advisor. Our Managing Trustees, Gerard M. Martin and Barry M. Portnoy, own HRPT Advisors, Inc. Messrs. Martin, Portnoy and David J. Hegarty, our President, are the directors of HRPT Advisors, Inc. and Messrs. Martin and Hegarty are the President and Treasurer of HRPT Advisors, Inc. Since January 1, 1998, Reit Management & Research, Inc. has been our investment advisor. Messrs. Martin and Portnoy own Reit Management & Research, Inc. Messrs. Martin, Portnoy and Hegarty are the directors of Reit Management & Research, Inc. Mr. Hegarty is the President of Reit Management & Research, Inc.

                              DESCRIPTION OF SHARES

         Authorized Capital. Our declaration of trust authorizes our company to issue an aggregate of 200,000,000 shares of beneficial interest, including (i) 150,000,000 common shares, par value $.01 per share, and (ii) 50,000,000 preferred shares, par value $.01 per share. Our declaration of trust permits our board of trustees to amend the declaration of trust to increase or decrease the authorized shares of beneficial interest of our company without shareholder approval.

         Preferred Shares. Our declaration of trust authorizes the trustees, without shareholder approval, from time to time to divide the preferred shares into classes or series and to set or change, if the class or series has been previously established, the par value, if any, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of the preferred shares as are not prohibited by our declaration of trust or applicable law. In connection with the adoption of our shareholders rights plan, the trustees established an authorized but unissued class of 1,500,000 preferred shares, par value $.01 per share, called the "junior participating preferred shares." The junior participating preferred shares are described more fully below. As of August 20, 1999, the trustees had established no other class or series of preferred shares.

         Outstanding Shares. As of August 20, 1999, there were 131,907,626 shares outstanding, all of which were common shares. We also had outstanding as of such date approximately $205 million aggregate principal amount convertible subordinated debentures of various series, all of which are convertible into common shares at an exercise price equal on such date to $18 per share.

         Characteristics of All Shares. The following descriptions are not complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions set forth in our declaration of trust.

         Except as otherwise determined by the trustees with respect to any class or series of preferred shares, all shares:

         o will participate equally in dividends payable to shareholders when, as and if declared by the trustees and will participate ratably in net assets available for distribution to shareholders on liquidation or dissolution;

         o will have one vote per share on all matters submitted to a vote of the shareholders;

         o will not have cumulative voting rights in the election of trustees; and

         o will have no preference, conversion, exchange, sinking fund, redemption rights or preemptive or similar rights.

         Upon issuance in accordance with the declaration of trust and applicable law, the shares offered by this prospectus will be fully paid and nonassessable. The holders of shares do not have preemptive rights with respect to the issuance of additional shares or other of our securities.

         We may, at the sole discretion of our trustees, issue the authorized but unissued shares from time to time for any proper trust purpose, which could include raising capital, providing compensation or benefits to employees and others, paying distributions in shares or acquiring companies, businesses or properties. The issuance of additional shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares.

Junior Participating Preferred Shares

         General. In connection with the adoption of our shareholders rights plan, the trustees authorized a class of 1,500,000 junior participating preferred shares. The powers, preferences and rights and certain qualifications, limitations and restrictions of the junior participating preferred shares, when and if issued, are described below. The statements below with respect to the junior participating preferred shares are not necessarily complete. You should read the applicable provisions of our declaration of trust, including the applicable articles supplementary for a more complete description of the junior participating preferred shares.

         Dividends. The holder of each junior participating preferred share, when and if issued, is entitled to quarterly dividends in the greater amount of $5.00 or 100 times the quarterly per share dividend, whether cash or otherwise, declared upon the common shares. Dividends on the junior participating preferred shares are cumulative. Whenever dividends on the junior participating preferred shares are in arrears, we are prohibited from declaring or paying dividends, making other distributions on, or redeeming or repurchasing common shares or other shares ranking junior to the junior participating preferred shares. If we fail to pay dividends on the junior participating preferred shares for six quarters, the holders of the junior participating preferred shares will be entitled to elect two trustees.

         Voting. The holder of each junior participating preferred share, when and if issued, is entitled to 100 votes on all matters submitted to a vote of the shareholders, voting together with holders of common shares as one class, unless the declaration of trust otherwise provide.

         Liquidation Preference. If we liquidate, dissolve or wind up, the holders of junior participating preferred shares are entitled to a liquidation preference of $100 per share plus the amount of any accrued and unpaid dividends and distributions on the junior participating preferred shares, prior to payment of any distribution in respect of the common shares or any other shares ranking junior to the junior participating preferred shares. Following payment of the liquidation preference, the holders of junior participating preferred shares are not entitled to further distributions until the holders of common shares receive an amount per share (the "Common Share Adjustment") equal to the junior participating preferred shares liquidation preference divided by 100, adjusted to reflect events such as share splits, share dividends and recapitalizations affecting the common shares (the "Adjustment Number"). Following the payment of the full amount of the junior participating preferred shares liquidation preference and the Common Share Adjustment, holders of junior participating preferred shares are entitled to participate proportionately on a per share basis with holders of common shares in the distribution of the remaining assets to be distributed in respect of shares in the ratio of the Adjustment Number to one. The powers, preferences and rights of the junior participating preferred shares are subject to the superior powers, preferences and rights of any senior series or class of preferred shares which the trustees authorize for issuance from time to time.

         More Information. For more information with respect to the shares, see "Limitation of Liability; Shareholder Liability" and "Restrictions on Transfer of Shares; Business Combinations and Control Share Acquisitions" below.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for our shares is State Street Bank and Trust Company, c/o Boston EquiServe, P.O. Box 8200, Boston, Massachusetts 02266-8200, telephone number (800) 426-5523.

                 LIMITATION OF LIABILITY; SHAREHOLDER LIABILITY

         Maryland law permits a REIT to provide, and our declaration of trust provides, that no trustee, officer, shareholder, employee or agent of HRPT shall be held to any personal liability, jointly or severally, for any obligation of or claim against HRPT, and that, as far as practicable, each written agreement of HRPT is to contain a provision to that effect. Despite these facts, our lawyers have advised us that in some jurisdictions the possibility exists that shareholders of a non-corporate entity such as HRPT may be held liable for acts or obligations of HRPT. Our lawyers have advised us that the State of Texas may not give effect to the limitation of shareholder liability afforded by Maryland law, but that Texas law would likely recognize contractual limitations of liability such as those discussed above. We intend to conduct our business in a manner designed to minimize potential shareholder liability by, among other things, inserting appropriate provisions in our written agreements; however, we cannot give any assurance that you can avoid liability in all instances in all jurisdictions.

         Our declaration of trust provides that, upon payment by you of any liability of the kind described above, you will be entitled to indemnification by us. We cannot give any assurance that, at the time any liability of this type arises, we will have assets sufficient to satisfy our indemnification obligation. The trustees intend to conduct our operations, with the advice of legal counsel, in a manner designated to minimize or avoid, as far as practicable, the ultimate liability of our shareholders. The trustees do not intend to provide insurance covering these risks to the shareholders.

            RESTRICTIONS ON TRANSFER OF SHARES; BUSINESS COMBINATIONS
                         AND CONTROL SHARE ACQUISITIONS

Restrictions on Transfer of Shares and Business Combinations

         Restrictions on Transfer of Shares. For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, in any taxable year not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals during the last six months of that year. In addition, the shares must be owned by 100 or more persons during at least 335 days of a taxable year or a proportionate part of a taxable year less than 12 months. In order to meet these and other requirements, the trustees have the power to redeem or prohibit the transfer of a sufficient number of shares to maintain or bring the ownership of the shares into conformity with these tax requirements.

         In connection with the foregoing, if the trustees are at any time and in good faith of the opinion that direct or indirect ownership of shares representing more than 8.5% in value of the total shares outstanding has or may become concentrated in the hands of one beneficial owner, other than the excepted persons described in our declaration of trust, the trustees have the power (1) to authorize the purchase of those excess shares from any shareholder, and (2) to require us to refuse to transfer or issue shares to any person whose acquisition of those shares would, in the opinion of the trustees, result in the direct or indirect beneficial ownership by any person of shares representing more than 8.5% in value of the outstanding shares.

         Any transfer of shares, options or other securities convertible into shares that would create a beneficial owner, other than those excepted persons described in our declaration of trust, of shares representing more than 8.5% in value of the total shares outstanding will be deemed void from the beginning, and the intended transferee will be deemed never to have had an interest in the shares which the transferee sought to acquire in the voided transaction.
Furthermore, our declaration of trust provides that transfers or purported acquisitions, directly, indirectly or by attribution, of shares or securities convertible into shares that could result in our disqualification as a REIT are void, and permits the trustees to repurchase shares or other securities to the extent necessary to maintain our status as a REIT.

         If the trustees decide to authorize the repurchase of excess shares, the purchase price will be determined by the price of the shares on the principal exchange on which they are then traded. If no public trading price is available, then the purchase price will be equal to the net asset value of those shares as determined by the trustees in accordance with applicable law. From and after the date fixed for purchase by the trustees, and so long as payment of the purchase price for the shares to be so redeemed is made or is duly provided for, the holder of any excess shares called for purchase by the trustees will cease to be entitled to distributions, voting rights and any and all other benefits with respect to those shares, except the right to payment of the purchase price for the shares.

         Business Combinations with Related Persons. Our declaration of trust also requires that the business combinations described in the declaration of trust between us and a beneficial holder of 10% or more of the outstanding shares, a so-called "related person," be approved by the affirmative vote of the holders of at least 75% of the shares unless (1) the trustees by unanimous vote or written consent expressly approved in advance the acquisition of the outstanding shares that caused the related person to become a related person or approved the business combination prior to the related person involved in the business combination having become a related person, or (2) the business combination is solely between us and a 100% owned affiliate of us. As permitted by law, we have elected to be governed by these provisions rather than the provisions of Subtitle 6 of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland regarding business combinations.

         Staggered Board. Under our declaration of trust, the number of trustees may be fixed from time to time by two-thirds of the trustees or by an amendment of the declaration by our shareholders, with a minimum of three and a maximum of twelve trustees, a majority of whom must be independent trustees, as defined in the declaration of trust. The declaration of trust fixes our current number of trustees at five and divides the trustees into three groups. Trustees in each group are elected to three-year terms. As the trustees' terms expire, replacements are elected by holders of a majority of the outstanding shares. The classified nature of the trustees may make it more difficult for our shareholders to remove a majority of our trustees than if all trustees were elected on an annual basis. Vacancies may be filled by a majority of the remaining trustees, except that a vacancy among the independent trustees must be filled by a majority of the remaining independent trustees or by a majority vote of our shareholders. Any trustee may be removed for cause by all the remaining trustees, or without cause by vote of two-thirds of the shares then outstanding and entitled to vote on the removal.

         Repeal or Amendment. The provisions regarding business combinations and the classified nature of the trustees and various other matters may not be repealed or amended without the affirmative vote of shareholders entitled to cast at least 75% of all the votes entitled to be cast on the matter. Other amendments requiring shareholder approval must be approved by the affirmative vote of shareholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. The trustees, by two-thirds vote, may, without the approval or consent of the shareholders, adopt any amendment that they in good faith determine to be necessary to permit us to qualify as a REIT under the Internal Revenue Code.

         Possible Anti-Takeover Effect. The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which some shareholders might deem in their interests or in connection with which they might receive a substantial premium for their shares. These provisions could also have the effect of insulating current management against the possibility of removal and could deprive shareholders of opportunities to sell at a temporarily higher market price by possibly reducing temporary fluctuations in market price caused by accumulations of shares. However, the trustees believe that inclusion of these provisions in our declaration of trust may help assure fair treatment of shareholders and preserve our assets.

Control Share Acquisitions

         Maryland law provides for a limitation of voting rights in a "control share acquisition." The Maryland statute defines a control share acquisition as the acquisition of shares which would entitle the acquiror to exercise 20%, 33 1/3% or 50% of the voting power, and requires a two-thirds vote, excluding shares owned by the acquiring person and by an officer or by a trustee who is an employee of the trust, to accord voting rights to shares acquired in a control share acquisition. The statute requires the target company to hold a special meeting of shareholders at the request of an actual or proposed control share acquiror subject to compliance with various conditions by the acquiror.

         In addition, unless the declaration of trust or bylaws provide otherwise, the statute gives us, within set time limitations, various redemption rights if there is a shareholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement" is not delivered to the target company within 10 days following a control share acquisition. Moreover, unless the declaration of trust or bylaws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, then all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The statute does not apply to shares acquired in a merger, consolidation or share exchange if the company is a party to the transaction. An acquisition of shares may be exempted from the control share statute provided that a declaration of trust or bylaw provision is adopted for this purpose prior to the control share acquisition. There is no exception from these provisions in our declaration of trust or bylaws.

Rights Plan

         General. In October 1994, the trustees adopted a shareholder rights plan. The shareholder rights plan provides for the distribution of one junior participating preferred share purchase right for each common share. Each right entitles the holder to buy 1/100th of a junior participating preferred share, or, in some circumstances, to receive cash, property, common shares or other securities of ours, at an exercise price of $50 per 1/100th of a junior participating preferred share.

         Distribution Date. Initially, the junior participating preferred share purchase rights are attached to certificates evidencing common shares. The junior participating preferred share purchase rights will separate from the common shares and a so-called "distribution date" will occur upon earlier of the following:

         o 10 business days, or on a later date that the trustees may determine before a distribution date occurs, following a public announcement by us that a person or group of affiliated or associated persons has acquired, or has obtained the right to acquire, beneficial ownership of 10% or more of the outstanding common shares; or

         o 10 business days, or on a later date that the trustees may determine before a distribution date occurs, following the commencement of a tender offer or exchange offer that would result in a person becoming an acquiring person.

         Prior to the Distribution Date.  Until the distribution date:

         o the junior participating preferred share purchase rights will be evidenced by the certificates for common shares and will be transferred with and only with the common share certificates;

         o common share certificates will contain a notation incorporating by reference the rights agreement under which the junior participating preferred share purchase rights were issued; and

         o the surrender for transfer of any certificates for outstanding common shares will also constitute the transfer of the junior participating preferred share purchase rights associated with the common shares evidenced by the certificates.

         Exercise and Expiration. The junior participating preferred share purchase rights are not exercisable until the distribution date and will expire at the close of business on October 17, 2004, unless earlier redeemed or exchanged by us as described below. Until a right is exercised, the holder has no rights as a shareholder, including without limitation the right to vote or to receive dividends.

         Flip-In Event. In the event a person becomes a so-called "acquiring person" by acquiring or obtaining the right to acquire beneficial ownership of 10% or more of our outstanding common shares, each holder of a right will thereafter have the right to receive, upon exercise of the right, common shares, or, in certain circumstances, cash, property or other securities of ours, having a current market price equal to two times the exercise price of the right. This type of event is known as a "flip-in event." A flip-in event does not occur when a person becomes an acquiring person in connection with a tender or exchange offer for all outstanding common shares at a price and on terms which a majority of our outside trustees determines to be fair to and otherwise in the best interests of HRPT and its shareholders. An offer which is approved by the outside trustees in this manner is known as a "fair offer." Notwithstanding the foregoing, following the occurrence of any flip-in event, all junior participating preferred share purchase rights that are, or in the circumstances specified in the junior participating preferred share purchase rights agreement were, beneficially owned by any acquiring person or by related parties will be void in the circumstances set forth in the junior participating preferred share purchase rights agreement. However, junior participating preferred share purchase rights will not be exercisable following the occurrence of any flip-in event until such time as the junior participating preferred share purchase rights are no longer redeemable by us as set forth below.

         Flip-Over Event. In the event that, at any time on or after the share acquisition date, (1) we take part in a merger or other business combination transaction, other than various mergers that follow a fair offer, and HRPT is not the surviving entity, (2) HRPT takes part in a merger or other business combination transaction in which the common shares are changed or exchanged, other than some types of mergers that follow a fair offer, or (3) 50% or more of our assets or earning power is sold or transferred, each holder of a right, except junior participating preferred share purchase rights which previously have been voided, as set forth above, thereafter has the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a current market price equal to two times the exercise price of the right.

         Purchase Price. The purchase price payable and the number of junior participating preferred shares, or the amount of cash, property or other securities issuable upon exercise of the junior participating preferred share purchase rights are subject to adjustment from time to time to prevent dilution in the following circumstances:

         o in the event of a share dividend on, or a subdivision, combination or reclassification of, the junior participating preferred shares;

         o if holders of the junior participating preferred shares are granted various rights or warrants to subscribe for junior participating preferred shares or convertible securities at less than the current market price of the junior participating preferred shares; or

         o upon the distribution to holders of the junior participating preferred shares of evidences of indebtedness or assets, excluding regular quarterly cash dividends or of subscription rights or warrants other than those referred to above.

Subject to various exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. We are not required to issue fractional shares upon the exercise of any right, and we will make a cash payment in lieu of any fractional shares.

         Redemption. At any time until 10 business days following the share acquisition date, we may redeem the junior participating preferred share purchase rights in whole, but not in part, at a price of $.01 per right, payable, at our option, in cash, common shares or other consideration as the trustees may determine. Immediately upon the effectiveness of the action of the trustees ordering redemption of the junior participating preferred share purchase rights, the junior participating preferred share purchase rights will terminate and the only right of the holders of junior participating preferred share purchase rights will be to receive the $.01 per right redemption price.

         Amendment. Prior to the distribution date, the trustees may amend the terms of the junior participating preferred share purchase rights, other than key financial terms and the date on which the junior participating preferred share purchase rights expire. Thereafter, the trustees may amend the provisions of the junior participating preferred share purchase rights agreement only in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of junior participating preferred share purchase rights, excluding the interests of any acquiring person and other related parties, or to shorten or lengthen any time period under the junior participating preferred share purchase rights agreement; provided, however, that no amendment to lengthen the time period governing redemption is permitted when the junior participating preferred share purchase rights are not redeemable.

                              PLAN OF DISTRIBUTION

         We will not receive any proceeds from the sale of the offered shares. Depending upon the selling shareholders' continuing review of their respective investments and various other facts, the selling shareholders may, subject to any applicable securities laws, sell all or any part of the offered shares. However, we have not filed the registration statement of which this prospectus forms a part because of any present intention of the selling shareholders to sell any of the offered shares. Rather, the selling shareholders intend to pledge all or a part of the offered shares held by them to one or more banks or brokerage houses as collateral for loans to the selling shareholders. In the event of a default under a loan to a selling shareholder which is secured by the pledge of offered shares, the lender will have the right to cause the sale of the offered shares under the registration statement of which this prospectus forms a part.

         One or more selling shareholders, at the direction of a lender or otherwise, or any lender may sell offered shares from time to time to purchasers directly. Alternatively, one or more selling shareholders, at the direction of a lender or otherwise, or any lender may from time to time offer the offered shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of offered shares for whom they may act as agent. The selling shareholders and any underwriters, dealers or agents who participate in the distribution of the offered shares may be deemed to be underwriters, and any profits on the sale of the offered shares by them and any discounts, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

         To the extent the selling shareholders may be deemed to be underwriters, the selling shareholders may be subject to certain statutory liabilities of the Securities Act of 1933, as amended, including but not limited to, Sections 11, 12 and 17 of that act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended. At any time a selling shareholder or underwriter makes a particular offer of the offered shares under this prospectus, if required, the selling shareholder or underwriter will distribute a prospectus supplement that will identify the aggregate amount of the shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. We will file the prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part with the SEC to reflect the disclosure of additional information with respect to the distribution of the offered shares.

         The offered shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The offered shares may be sold in transactions in which this prospectus is delivered or, for selling shareholders who are not underwriters and who are not affiliates of us, in which this prospectus is not delivered. The selling shareholders will determine those prices, or those prices will be determined by agreement between the selling shareholders and underwriters or dealers.

         The selling shareholders and any other person participating in a distribution may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-3, 10b-6 or 10b-7, which provisions may limit the timing or purchases and sales of any of the offered shares by the selling shareholders and any other such person. Furthermore, under Rule 10b-6 under the Exchange Act, to the extent applicable, any person engaged in a distribution of the offered shares may not simultaneously engage in market making activities with respect to the particular offered shares being distributed for a period of nine business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the offered shares and the ability of any person or entity to engage in market making activities with respect to the offered shares.

         Our estimated expenses aggregate to approximately $26,000.

                                  LEGAL MATTERS

         Sullivan & Worcester LLP, Boston, Massachusetts, our lawyers, have issued an opinion about the legality of our shares. Sullivan & Worcester LLP relied, as to certain matters of Maryland law, upon one or more opinions of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Barry M. Portnoy was a partner and chairman of the firm of Sullivan & Worcester LLP until March 31, 1997 and is one of our managing trustees. Mr. Portnoy is also a managing trustee of Hospitality Properties Trust, a director and 50% owner of Reit
Management & Research, Inc., our investment advisor, and a director and significant shareholder of one of our tenants. Jennifer B. Clark, a vice president at Reit Management & Research, Inc., was a partner of Sullivan & Worcester LLP until July 1, 1999. Sullivan & Worcester LLP also represents Hospitality Properties Trust, Reit Management & Research, Inc. and their affiliates on various matters.

                                     EXPERTS

         Our consolidated financial statements and financial statement schedules included or incorporated by reference in our Annual Report on Form 10-K for the year ended December 31,

1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference which, as to the years 1998, 1997 and 1996, are based in part on the report of Arthur Andersen LLP, independent public accountants. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission. This prospectus does not contain all of the information that you will find in the registration statement. Statements in this prospectus about the contents of any contract or other document are not necessarily complete. In addition to reading this prospectus, you should read the copies of the contracts and other documents that we have filed as exhibits to the registration statement. The statements we make in this prospectus are qualified in all respects by the information contained in the exhibits to the registration statement. The section called "Where You Can Find More Information" below contains information about how you can obtain copies of the registration statement and additional information about us.

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling shareholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we have previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended:

     o    Annual Report on Form 10-K for the year ended December 31, 1998;

     o Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1999 and June 30, 1999;

     o Current Reports on Form 8-K dated March 5, 1999, March 11, 1999, March 19, 1999, June 14, 1999 and July 30, 1999; and

     o the description of our common shares contained in our Registration Statement on Form 8-A dated November 8, 1986, as amended by Form 8 dated July 30, 1991.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before the end of the offering of the offered shares:

     o    Reports filed under Sections 13(a) and (c) of the Exchange Act;

     o Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

     o    Any reports filed under Section 15(d) of the Exchange Act.

         We also incorporate by reference each of the reports and statements described in the preceding paragraph which we will file with the SEC after the date of the registration statement of which this prospectus is a part but before the effectiveness of that registration statement.

         You may request a copy of any of the filings (excluding exhibits), at no cost, by writing or telephoning us at the following address:

                  Investor Relations
                  HRPT Properties Trust
                  400 Centre Street
                  Newton, Massachusetts  02458
                  (617) 332-3990

                       WHERE YOU CAN FIND MORE INFORMATION

         You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC- 0330. You may access our electronic filings on the SEC's Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this prospectus and include statements regarding the intent, belief or expectations of HRPT, its trustees or its officers with respect to the policies and plans of HRPT. We caution you that these forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contained in the forward looking statements as a result of various factors. These factors include, without limitation, changes in financing terms, our ability or inability to complete acquisitions and financing transactions, results of operations of our properties and general changes in economic conditions not presently contemplated. The information contained in our Annual Report on Form 10-K for the year ended December 31, 1998, including the information under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations," identifies other important factors that could cause these differences.


                                -----------------

         The Amended and Restated Declaration of Trust establishing HRPT, dated July 1, 1994, a copy of which, together with all amendments thereto, is duly filed in the office of the Department of Assessments and Taxation of the State of Maryland, provides that the name "HRPT Properties Trust" refers to the trustees under the declaration of trust collectively as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of HRPT shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, HRPT. All persons dealing with HRPT, in any way, shall look only to the assets of HRPT for the payment of any sum or the performance of any obligation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered shares registered hereby, other than underwriting discounts and commission, if any, incurred in connection with the sale of the offered shares. All such amounts will be borne by HRPT Properties Trust (the "Company").

Registration Fee Under Securities Act                         $6,032.74
Blue Sky Fees and Expenses                                         0.00
Legal Fees and Expenses                                       10,000.00
Accounting Fees and Expenses                                   5,000.00
Printing and Engraving                                             0.00
Miscellaneous Fees and Expenses                                5,000.00
                                                           ------------
   Total:                                                    $26,032.74


Item 15. Indemnification of Directors and Officers

         Section 7.4 of the Company's Amended and Restated Declaration of Trust, filed as an Exhibit to the Company's Current Report on Form 8-K dated May 27, 1998, which provides for indemnification of Trustees and officers of the Company, is hereby incorporated by reference.

Item 16. Exhibits

3.1 Composite copy of Third Amendment and Restatement of Declaration of Trust of the Company dated July 1, 1994, as amended to date. (Incorporated by reference to the Company's Current Report on Form 8- K dated July 1, 1998)

3.2 Articles Supplementary dated November 4, 1994 to Third Amendment and Restatement of Declaration of Trust of the Company dated July 1, 1994, creating the Junior Participating Preferred Shares. (Incorporated by reference to the Company's Current Report on Form 8-K dated May 27,
         1998)

3.3 Articles Supplementary dated May 13, 1997 to Third Amendment and Restatement of Declaration of Trust of the Company dated July 1, 1994, increasing the Junior Participating Preferred Shares. (Incorporated by reference to the Company's Current Report on Form 8-K dated May 27,
         1998)

3.4 Articles Supplementary dated May 22, 1998 to Third Amendment and Restatement of Declaration of Trust of the Company dated July 1, 1994, increasing the Junior Participating Preferred Shares. (Incorporated by reference to the Company's Current Report on Form 8-K dated May 27,
         1998)

3.5 By-Laws of the Company, as amended to date. (Incorporated by reference to the Company's Current Report on Form 8-K dated May 27, 1998)

4.1 Form of Common Share Certificate. (Incorporated by reference to the Company's Current Report on Form 8-K dated March 11, 1999)

4.2 Rights Agreement dated October 17, 1994 between the Company and State Street Bank and Trust Company, as Rights Agent (including the form of Articles Supplementary relating to the Junior Participating Preferred Shares annexed as an exhibit thereto). (Incorporated by reference to the  Company's  Registration  Statement  on Form 8-A dated  October 24,
         1994)

5.1      Opinion of Sullivan & Worcester LLP.  (Filed herewith)

5.2      Opinion of Ballard Spahr Andrews & Ingersoll, LLP.  (Filed herewith)

8 Opinion of Sullivan and Worcester LLP as to certain tax matters. (Filed herewith)

23.1     Consent of Ernst & Young LLP.  (Filed herewith)

23.2     Consent of Arthur Andersen LLP (Filed herewith)

23.3     Consent of Sullivan & Worcester LLP.  (Included in Exhibits 5.1 and 8)

23.4     Consent of Ballard Spahr Andrews & Ingersoll, LLP. (Included in Exhibit
         5.2)

24       Powers of Attorney.  (Contained on Page II-4)

Item 17. Undertakings

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To  include  any   prospectus   required  by  section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of 17 C.F.R.) if, in the
                           aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions described under
         Item 15 of this registration statement, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on September 3, 1999.

                                  HRPT PROPERTIES TRUST


                                  By: /s/ David J. Hegarty
                                       David J. Hegarty
                                       President and Chief Operating Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 relating to common shares has been signed below by the following persons in the capacities and on the dates indicated; and each of the undersigned officers and trustees of HRPT Properties Trust, hereby severally constitute and appoint David J. Hegarty, Ajay Saini, John A. Mannix, John Popeo, Gerard M. Martin and Barry M. Portnoy, and each of them, to sign for him, and in his name in the capacity indicated below, this Registration Statement for the purpose of registering such securities under the Securities Act of 1933, as amended, and any and all amendments thereto, and any other Registration Statement filed by HRPT Properties Trust pursuant to Rule 462(b) which registers additional amounts of such securities for the offering or offerings contemplated by this Registration Statement (a "462(b) Registration Statement") hereby ratifying and confirming our signatures as they may be signed by our attorneys to this Registration Statement, any 462(b) Registration Statement and any and all amendments to either thereof.

      Signature                                      Title                                         Date
      ---------                                      -----                                         ----

/s/ David J. Hegarty                      President and Chief Operating                        September 3, 1999
David J. Hegarty                          Officer (principal executive officer)


/s/ Ajay Saini                            Treasurer and Chief Financial                        September 3, 1999
Ajay Saini                                Officer


/s/ Patrick F. Donelan                    Trustee                                              September 3, 1999
Patrick F. Donelan


/s/ Bruce M. Gans, M.D.                   Trustee                                              September 3, 1999
Bruce M. Gans, M.D.


/s/ Rev. Justinian Manning, C.P.          Trustee                                              September 3, 1999
Rev. Justinian Manning, C.P.


/s/ Gerard M. Martin                      Managing Trustee                                     September 3, 1999
Gerard M. Martin


/s/ Barry M. Portnoy                      Managing Trustee                                     September 3, 1999
Barry M. Portnoy